Stock Purchase Agreement

This Stock Purchase Agreement (this “Agreement”) is made as of this 8th day of December, 2006, by and among Argan, Inc., a Delaware corporation (the “Company”) and the purchasers identified on Schedule A, attached hereto (each a “Buyer”, and collectively the “Buyers”).

WHEREAS, the Company is offering up to 2,853,335 shares of the Company’s Common Stock, $.15 par value (the “Common Stock”) to a limited number of sophisticated investors in a non-public offering; and

WHEREAS, each Buyer desires to purchase that number of shares of Common Stock as set forth opposite the name of such Buyer on Schedule A, attached hereto (the “Shares”).

NOW THEREFORE, in consideration of the foregoing and for valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto agree as follows:

1. Issuance of Shares

Subject to the terms and conditions contained herein and in a certain Escrow Agreement by and among the Company and the Buyers of even date herewith (the “Escrow Agreement”), the Company will issue to each Buyer, and each Buyer will purchase from Company, for the purchase price of $3.75 per share, that number of shares of Common Stock as set forth opposite the name of such Buyer on Schedule A, attached hereto. Pursuant to the terms of the Escrow Agreement, the Company shall deliver to each Buyer a certificate in the name of such Buyer for the respective number of Shares issued to such Buyer.

2. Restrictive Legends

All certificates representing Shares shall have affixed thereto legends in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.

3. Investment Representations

Each Buyer represents, warrants and covenants as follows:

(a)  The Buyer is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and is purchasing the applicable Shares for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of such Shares in violation of the Securities Act or applicable state securities laws, or any rule or regulation thereunder.

(b)  The Buyer has had such opportunity as it has deemed adequate to obtain from representatives of the Company such information as is necessary to permit it to evaluate the merits and risks of its investment in the Company, and has done so.

(c)  The Buyer understands that the Company is required to file periodic reports pursuant to the Securities Exchange Act of 1934, as amended. The Buyer acknowledges that they have had such opportunity to obtain such periodic reports and are familiar with the information contained in such periodic reports, including without limitation the risk factors contained therein.

(d)  The Buyer has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Shares and to make an informed investment decision with respect to such purchase.

(e)  The Buyer can afford a complete loss of the value of the Shares and is able to bear the economic risk of holding such Shares for an indefinite period.

(f)  The Buyer understands that: (i) the Shares have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act; (ii) the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; (iii) in any event, the exemption from registration under Rule 144 will not be available for at least one year and even then will not be available unless a public market then exists for the Common Stock, adequate information concerning the Company is then available to the public, and other terms and conditions of Rule 144 are complied with; and (iv) there is now no registration statement on file with the Securities and Exchange Commission with respect to any stock of the Buyer.

4. Company Representations

The Company represents and warrants as follows:

  (a) Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a material adverse effect on the Company’s business. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

  (b) Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the Escrow Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement and the Escrow Agreement have been duly and validly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against it in accordance with their respective terms.

  (c) Noncontravention. Subject to compliance with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934 and any applicable state securities laws, neither the execution and delivery by the Company of this Agreement or the Escrow Agreement, nor the consummation by the Company of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or Bylaws of the Company, (b) require on the part of the Company any filing with, or permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (“Governmental Entity”), (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company is a party or by which it is bound or to which any of its assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

  (d) Litigation. There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity which is pending or has been threatened against the Company. There are no judgments, orders or decrees outstanding against the Company. To the knowledge of the Company, there is no threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any governmental entity with respect to the business of the Company.

  (e) Valid Issuance. The Shares, when sold, issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, and will be subject to restrictions on transfer under federal and applicable state securities law until the Registration Statement (as defined in Section 6(a) below) is declared effective by the Securities and Exchange Commission (the “SEC”), and then may be sold in accordance with the terms provided in the prospectus to the Registration Statement. The Shares will be issued in compliance in all material respects with an exemption from the registration of the Securities Act, and the registration and qualification requirements of the securities laws of the applicable states.

5. Use of Proceeds. The Company will use substantially all of the proceeds of this offering in connection with the acquisition of Gemma Power Systems, LLC and its affiliates. The remaining proceeds will be used by the Company for general corporate purposes.

6. Registration.

(a) The Company agrees that it will, as soon as practicable following the closing of the transaction contemplated hereby, prepare and file with the SEC a registration statement on Form S-1 or, if applicable, Form S-3, or any equivalent form for registration by issuers similar to the Company in accordance with the Securities Act (“Registration Statement”), to permit a public offering and resale of the Shares on a continuous basis under Rule 415. The Company agrees that it will use commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable following the filing thereof. The Company will cause the Registration Statement to remain effective until such time as all of the Shares are sold or the holders thereof are entitled to rely on Rule 144(k) for sales of the Shares without registration under the Securities Act and without compliance with the public information, sales volume, manner of sale or notice requirements of Rule 144(c), (e), (f) or (h). The Company will pay all registration expenses of the registration of the Shares pursuant to this Section 6(a).

(b) In the event of the offer and sale of Shares held by Buyers pursuant to the Registration Statement under the Securities Act, the Company must, and hereby does, indemnify and hold harmless, to the fullest extent permitted by law, each Buyer, its directors, officers, partners, consultants, each other person who participates as an underwriter in the offering or sale of such securities, and each other person, if any, who controls or is under common control with such Buyer or any such underwriter within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, and expenses to which the Buyer or any such director, officer, partner, consultant or underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such shares were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading, and the Company must reimburse the Buyer, and each such director, officer, partner, underwriter and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, damage, liability, action or proceeding; provided that the Company is not liable in any such case (i) to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or omission from such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Buyer or (ii) if the person asserting any such loss, claim, damage, liability (or action or proceeding in respect thereof) who purchased the Shares that are the subject thereof did not receive a copy of an amended preliminary prospectus or the final prospectus (or the final prospectus as amended or supplemented) at or prior to the written confirmation of the sale of such Shares to such person because of the failure of such Buyer or underwriter to so provide such amended preliminary or final prospectus and the untrue statement or alleged untrue statement or omission or alleged omission of a material fact made in such preliminary prospectus was corrected in the amended preliminary or final prospectus (or the final prospectus as amended or supplemented). Such indemnity remains in full force and effect regardless of any investigation made by or on behalf of the Buyers, or any such director, officer, partner, underwriter or controlling person and survives the transfer of such shares by the Buyer.

(c) As a condition to including Shares in a registration statement, each such Buyer agrees to be bound by the terms of this Section 6 and to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers, its consultants, underwriters and each other person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director, officer, consultant or underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement in or omission or alleged omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Buyer, and such Buyer must reimburse the Company, and each such director, officer, and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating, defending, or settling any such loss, claim, damage, liability, action, or proceeding. Such indemnity remains in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling person and shall survive the transfer by any Buyer of such shares.

(d) Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in Sections 6(a) or (b) hereof (including any governmental action), such indemnified party must, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the indemnifying party of the commencement of such action; provided that the failure of any indemnified party to give notice as provided herein does not relieve the indemnifying party of its obligations under Section 6(a) or (b) hereof, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in the reasonable judgment of counsel to such indemnified party a conflict of interest between such indemnified and indemnifying parties may exist or the indemnified party may have defenses not available to the indemnifying party in respect of such claim, the indemnifying party is entitled to participate in and to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party is not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties arises in respect of such claim after the assumption of the defenses thereof or the indemnifying party fails to defend such claim in a diligent manner. Neither an indemnified nor an indemnifying party is liable for any settlement of any action or proceeding effected without its consent. No indemnifying party may, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement, which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. Notwithstanding anything to the contrary set forth herein, and without limiting any of the rights set forth above, in any event any party has the right to retain, at its own expense, counsel with respect to the defense of a claim.

(e) In the event that an indemnifying party does or is not permitted to assume the defense of an action pursuant to Section 6(c) or in the case of the expense reimbursement obligation set forth in Sections 6(a) and (b), the indemnification required by Sections 6(a) and (b) hereof must be made by periodic payments of the amount thereof during the course of the investigation or defense, as, and when bills received or expenses, losses, damages, or liabilities are incurred.

(f) If the indemnification provided for in this Section 6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, must (i) contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense as is appropriate to reflect the proportionate relative fault of the indemnifying party on the one hand and the indemnified party on the other (determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission), or (ii) if the allocation provided by clause (i) above is not permitted by applicable law or provides a lesser sum to the indemnified party than the amount hereinafter calculated, not only the proportionate relative fault of the indemnifying party and the indemnified party, but also the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other, as well as any other relevant equitable considerations. No indemnified party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) is entitled to contribution from any indemnifying party who was not guilty of such fraudulent misrepresentation.

7. Miscellaneous

(a)  Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(b)  Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

(c)  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and each Buyer and their respective heirs, executors, administrators, legal representatives, successors and assigns.

(d)  Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 7(d).

(e)  Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f)  Entire Agreement. This Agreement, together with the Escrow Agreement, constitutes the entire agreement between the parties with respect to the Shares, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

(g)  Amendment. This Agreement may be amended or modified only by a written instrument executed by the Buyers and the Company.

(h)  Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State Delaware without regard to any applicable conflicts of laws.

(i)  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and constitute the same instrument.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE COMPANY: ARGAN, INC.

/s/ Rainer Bosselmann
By: Rainer Bosselmann Its: President

BUYERS: ALLEN SBH INVESTMENTS, LLC

/s/ Kim M. Wieland
By: Kim M. Wieland Its: CFO

ALLEN & COMPANY, LLC

/s/ Kim M. Wieland
By: Kim M. Wieland Its: Managing Director and CFO

/s/ Bruce Allen
Bruce Allen

/s/ James Quinn
James Quinn

/s/ John Simon
John Simon

/s/ Mark Levy
Mark Levy

/s/ Stephen J. Adler
Stephen J. Adler

WHITNEY GREEN RIVER MANAGEMENT CO., LLC

/s/ John Hockin
By: John Hockin
Its:

PERENNIAL PARTNERS LP

/s/ Paul Fino
By: Paul Fino Its: Principal

WESTWIND EQUITY PARTNERS, LLC

/s/ Beth Maxwell
By: Beth Maxwell Its: Executive Director

MSR I SBIC, L.P.

By: MSR I SBIC Partners, LLC (its General Partner)

By: MSR Advisors, Inc. (its Manager)

/s/ Daniel A. Levinson
By: Daniel A. Levinson Its: President

MSR FUND II, L.P.

MSR Fund II GP, LLC (its General Partner)

By: MSR Advisors, Inc. (its Manager)

/s/ Daniel A. Levinson
By: Daniel A. Levinson Its: President

Schedule A

Buyers of Restricted Stock

Buyer	Number of Shares	Purchase Price
Allen SBH Investments, LLC	266,667	$1,000,000.00
Perennial Partners LP	266,667	$1,000,000.00
Whitney Green River Management Co., LLC	266,667	$1,000,000.00
Westwind Equity Partners, LLC	266,667	$1,000,000.00
MSR I SBIC, L.P.	92,793	$347,974.00
MSR Fund II, L.P.	440,540	$1,652,025.00
Allen & Company LLC	80,000	$300,000.00
Bruce Allen	53,333	$200,000.00
John Simon	80,000	$300,000.00
James Quinn	26,667	$100,000.00
Mark Levy	6,667	$25,000.00
Stephen J. Adler	6,667	$25,000.00